Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Corporation CEO Purchased 332,602 Company Shares Since Beginning of Year

CEO and Company Combine To Purchase a Total of 850,576 CDC Corporation shares Year to Date

HONG KONG, Nov. 11, 2008 — CDC Corporation, (NASDAQ: CHINA) focused on enterprise software and online games, announced today that it has repurchased a net amount of approximately 255,517 of its common shares at an average cost basis of (U.S.) $2.38 per share during the third quarter 2008. In addition, the company’s CEO also purchased a net amount of approximately 332,602 common shares at an average cost basis with commission of (U.S.) $3.35 per share since the beginning of the year through a personal 10b5-1 plan.

To date during 2008, the company repurchased a net amount of approximately 517,974 common shares at an average per share price of $2.64 per share. Since the beginning of CDC Corporation’s share repurchase program on May 2, 2006, the company has repurchased approximately 9.6 million shares at an average cost basis of $5.52. In addition, the company has instituted a new corporate buy back 10b5-1 plan that went into effect November 10, 2008.

“Even with the current volatility in the stock market, we continue to believe that our shares are undervalued by the investment community,” said Peter Yip, CEO of CDC Corporation. “The Company’s repurchase of shares demonstrates our ongoing confidence in the long-term strategy for CDC Corporation and its businesses. Despite the current market conditions, I am still very confident in our company’s long-term success so I personally plan to continue buying shares which I firmly believe are significantly undervalued by the market.”

Certain company directors and executives, including the CEO, have entered into 10b5-1 trading plans which facilitate the purchase and sale of the company’s common shares and allow trading in the company’s shares during trading blackout periods through pre-arrangements with a broker, based upon specified guidelines and parameters set forth in the trading plans.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements [to be further revised]

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our beliefs and intentions about the continuation of our corporate share repurchase plan and purchases of our shares by directors and executives of the company and the timing thereof, our beliefs regarding the prospects of our business and the value of our common stock, particularly our beliefs regarding the undervalued nature of our shares by the investment community, and our beliefs regarding our confidence in our strategy for the company and our future. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers, and other risks detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on form 20-F for the year ended December 31, 2007 filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.